Exhibit 10.18

PANOLAM / PIONEER
SENIOR MANAGEMENT
ANNUAL PERFORMANCE BONUS PLAN

PLAN RULES — 2008

1.               Membership of the Plan is restricted to key executives and managers as annually agreed by the Compensation Committee of Panolam Industries’ Board of Directors.  Inclusion in the Plan from year to year is discretionary.

2.               This Plan will be in effect for calendar year 2008.  Given the discretionary nature of the Plan and the uncertainty of future contingencies, the terms of the Plan and its operation will be reviewed annually and may be modified and/or canceled as determined by the Board of Directors.  Details of the Plan will be indicated to members annually.

3.               The Bonus Plan is based on an Adjusted EBITDA.  Additions/deletions of operations or other extraordinary events during a Plan year will give rise to adjustment of targets at the sole discretion of the Compensation Committee.

4.               Bonus payments will be calculated on base salary level at year-end.  Each participant’s base bonus percentage target is established at the discretion of the Chairman and CEO.  Details of any bonus payment under the Plan will be notified to each member in writing after year completion and Board approval of the audited results of the Company.  Plant, Distribution Center, Sales and Area Managers and their Controllers will have 50 percent of their bonus based on the Company’s overall performance, and 50 percent based on their respective areas.

5.               Plan members will only be entitled to receive payment providing that they are on the Company payroll at the time of payment.  Members who resign or are dismissed with or without just cause before the payment for any reason whatsoever will not be eligible for pro-rata awards.  Pro-rata adjustments may be made, however, where a member joins the Plan during the course of the fiscal year, becomes disabled, retires or dies.

6.               Payments made under the Plan will attract income tax in the year in which actual payment is made.

7.               Operation of the Plan remains entirely at the discretion of the Board through its nominated Compensation Committee whose decision remains final in all matters relating to the Plan.

8.               The minimum Adjusted EBITDA to achieve a bonus is $65.8 million, or 90.00 percent of target.

9.               The actual bonus payout can be adjusted from the target calculation to reflect an individual’s actual contribution to the company’s performance, at the sole discretion and in the opinion of the Chairman and CEO.

TABLE 1

POOL 1

2008 BONUS PLAN

•                  Target Adjusted EBITDA $73.1 Million

•                  Minimum Adjusted EBITDA for Bonus Payout $65.8 Million

	Adjusted EBITDA		Bonus Payout
	($ Million)	% of Target	(% of Salary)
	65.8	90.0	56.28
	68.0	93.0	61.92
	70.2	96.0	67.56
Target	73.1	100.0	75.00
	75.3	103.0	80.63
	77.5	106.0	86.25
	80.4	110.0	125.0

Note:

If Adjusted EBITDA falls short of Target Adjusted EBITDA, Bonus shall be reduced by 2.5x the percentage shortfall.  If Adjusted EBITDA exceeds Target Adjusted EBITDA, Bonus shall be increased by 2.5x the percentage exceeded.  If Adjusted EBITDA is 10 percent higher than Target, Target Bonus percentage shall be increased by one-third to 100 percent of Base Salary.  There is no Maximum Bonus Payout.

TABLE 2

POOL 2

2008 BONUS PLAN

•                  Target Adjusted EBITDA $73.1 Million

•                  Minimum Adjusted EBITDA for Bonus Payout $65.8 Million

	Actual EBITDA		Bonus Payout
	($Million)	% of Target	(% of Salary)
	65.8	90.0	30.02
	68.0	93.0	33.02
	70.2	96.0	36.03
Target	73.1	100.0	40.00
	75.3	103.0	43.00
	77.5	106.0	46.00
	80.4	110.0	66.50

TABLE 3

2008 BONUS POOL PARTICIPANTS

Pool 1	Pool 2
R.J. Muller, Jr.	S. Feuring
V. Miceli
J. Muller